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                                                                     Exhibit 6.3

                           SALE AND PURCHASE AGREEMENT

                                     BETWEEN

                           ASIAN LINK ENGINEERING LTD

                                       AND

                     CVS TRAVELHOST INTERNATIONAL PTY. LTD.

                                       AND

                                 Andrej Cu-,lcov

                                  Paul Wilsher

                                 Arnt Pettersen

                                       AND

                                  Paul Andoniou

                                       AND

                            GUESTNET CORPORATION LTD
                             Re: Intellectual Property
                Pay Per View, GuestNet and other related products

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THIS AGREEMENT is made the 1st day of November, 2000.

BETWEEN: ASIAN LINK ENGINEERING LTD of 10/F, Fiat 5, Wah Chun Ind. Centre, 95 Chai Wan Kok Street, Tsuen Wan, N.T. Hong Kong ("the Vendor") of the first part

AND: CVS TRAVELHOST INTERNATIONAL PTY. LTD., 535 Boxer Road, Glen Austin, Midrand, South Africa, PO Box 6911, Halfway House, Midrand, South Africa, 1685 ("the Purchaser") of the second part

AND: ANDREJ CUCKOV, PAUL WILSHER and ARNT PETTERSEN (jointly "the Vendor Directors") of the third part

AND:           PAUL ANDONIOU ("the Purchaser Director") of the fourth part

AND: GUESTNET CORPORATION LTD of 31 Vicarage Park, Braddan, Isle of Mann, United Kingdom ("Guestnet Corporation") of the fifth part

BACKGROUND:

A. The Vendor is the proprietor of intellectual property ("the Intellectual Property(DEG.)) relating to:

            (a)     Pay Per View interactive movie systems for hotels; and

            (b) GuestNet - a system for internet and games access by hotel guests; and

            (c) Ancillary computer hardware and software relating to the provision of interactive information and entertainment services to hotel guests.

B. The Vendor has agreed to sell and the Purchaser has agreed to purchase all of the Vendor's rights to the Intellectual Property within the Territories.

C. The Vendor Directors are directors of the Vendor and have requested the Purchaser to enter into this Agreement.

D. The Purchaser Director/s are director/s of the Purchaser and have requested the Vendor TO ENTER INTO this Agreement.

E. Guestnet Corporation is a subsidiary of the Vendor and is the owner of certain Intellectual Property relating to the Guestnet system. Guestnet Corporation has entered into this agreement to confirm its obligations in relation to the transfer of the Intellectual Property.

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Intellectual Property

"Assets" means all Intellectual property rights in respect of all current and proposed future developments in relation to the product known as Pay Per View interactive movie systems and all ancillary products including without limitation the following components:

                  Room Terminal Boxes;

                  Terminal Box Gamepad Adaptor;

                  Master Modem, VCR Controller;

                  NC Power Controller, Multi-Media Controller

                  and all software source code for Lose with the pay TV system;

                  Multi-Media Router circuit diagrams MDS controlling software and user notes (see Exceptions).

                  All controlling software and original source code, plans, blueprints, drawings, schematics, manuals and other documentation relating to the Assets (see Exceptions).

                  All proprietary CPU source code that are used within the entire system package;

                  All documentation in printed and electronic format (CD ROM).

                  A 16 gang CPU programmer and controlling software.

                  All other items specified in the Schedule

            Exceptions

                  The CPU source code for the ; Multi-Media Router is owned by Room-Link Amsterdam.

                  The tooling rights for the Tarminal Sox Game Adaptor is owned by Movielink Corporation of Australia. (Paid 1/3 CVS)

            SALE AND PURCHASE

            All monetary values described herein will be !n United Stages
            Dollars.

            The Purchase Price will be composed of;

            1. A one-off `licence fee" of US.$6 000.00 for 600 Game Adaptor units pre-ordered from Movielink Corporation Australia. This amount is to be invoiced directly to CVS Travelhost SA.

            2. Three separate share certificates, each ,.with a guaranteed minimum value of US$33,333.00, issued in the names of the individual vendors; Andrej Cuckov Arnt Grande Pettersen and Paul Andrew Wilsher.

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Payment Terms

On execution of this Agreement the payment described in (1) of Sale and Purchase will be paid by way of electronic funds to an account to be specified on the invoice. The three separate share certificates will then be prepared and verified. A mutually agreeable location will then be decided for the handover.

Warranty

The Purchaser hereby warrants that the share certificates described in (2) of Sale and Purchase will be redeemable and saleable no lacer than May 1, 2001. Paul Andoniou hereby personally guarantees to cover any short-fall in the value if the sale value of each certificate is less than US$33,333.00.

Guarantee

Should the value of each share certificate when sold realise less than USS33,333.00 then Paul Andoniou will pay the difference in cash by electronic funds to an account to be specified by the individual vendor within 30 days of being notified.

If the share certificates are held by any individual Vendor for more than one year from the date when they were first redeemable and saleable (May 1, 2001) then this Guarantee is waived.

TERRITORIES

     The Territories means Mexico and the African continent (EXCLUDING EGYPT).

     Transfer of Intellectual Property

     To give better effect to this agreement, and to better provide for the transfer from the Vendor and Guestnet Corporation to the Purchaser of the intellectual property that comprises the Assets, the parties agree to enter into the Intellectual Property Transfer Deed annexed hereto or such other similar Deed as may be required to allow for the assignment of the Intellectual Property.

     The Vendor and Guestnet Corporation jointly and severally acknowledge that this Agreement has the effect of assigning all of their rights to the intellectual property within the Territories for all future times. Accordingly, the Vendor and/or Guestnet Corporation will not be entitled to reengineer any of the IP and deal with the same within the Territories at any time in the future.

     The South African Patent South Africa Patent No 97n 0361r: and all design, circuit layout and other documentation relating to the Assets

     Completion

     Completion will take place at a place to be mutually agreed between the Purchaser and Vendor.

     On the Completion Date the Purchaser will pass to the Vendor the share certificates described in the Sale and Purchase clause.

     Following the Completion on the Completion Date the Assets will pass to and will be at the sole risk of the Purchaser.

     Following Completion, the distribution agreement between the Vendor and the Purchaser dated 12 November 1998 in respect of the .Assets WILL come to an end, and both parties will release each other from any and all further liability pursuant to such agreement.

                                        4
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     General

     The Purchaser will be responsible for the payment of all stamp duties, registration fees or any other charges as a consequence of this Agreement or any documents or acts required and incidental to the transaction contemplated by this Agreement. Save as aforesaid each party will 5e responsible for its own legal audit and other costs and expenses associated with and incidental to the preparation of this Agreement and effecting the Completion on the Completion Date.

     Confidentiality

     None of the parties hereto nor any of their servants workmen employees or agents will, subject to the terms of this Agreement and in any event without the approval of the Vendor and the Purchaser, disclose any information advice or matter of any kind relating to this Agreement or any actions taken pursuant to this Agreement or the particulars or contents of this Agreement to any person or other entity not a party to this Agreement but will treat all information relating to this Agreement or its subject matter as strictly confidential. Nothing in this Clause will prevent the disclosure o- any information legally required by the auditors or any Court or other Tribunal or Government Department or Authority nor will this Clause prevent any such disclosure made by the part-as hereto with the consent of the others which consent will be implied where such disclosure is made in the course of supplying information to a lender or prospective lender of a party hereto.

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SCHEDULE

ASIAN LINK EQUIPMENT LIST FOR HARDWARE AND INTELLECTUAL SOFTWARE

  PAY TV MDS

     Phase O/Phase 1 Source Code
     PMS Interface software and all ancillary modules.
     Master Modem circuit
     diagram and intellectual controlling software.
     VCR Controller circuit diagram and intellectual software for Philips, Panasonic, JVC and any other VCR brands currently encoded.
     MDS Interface software for use with digital file server technology. Complete circuit diagrams for the OSD version of the box manufactured by Aquila, Taiwan.
     OSD Box software for learning new brand remote controls
     (POWER codes..).
     Specification of sensors and circuit diagram o` design for all MDS systems developed.
     Specification and diagrams of IR -LED for ON/OFF functionality of the television.
     Specification for the 8 port serial card crystal/card modification used far RF communication
     Multi Media Router software interface module and MMR circuit diagrams. CPU Programming Device and CPU Binaries for the territories.


  GUESTNET MDS & LINUX PROXY SERVER

     GuestNet MDS & GuestNet proxy server software Interface protocol specification for key and data comms between the Pay TV AIDS and the GuestNet MDS (comms port 5). Pay TV MDS to GuestNet MDS Ethernet protocol. and Intellectual software far POSTING string. Browser licensing & future contacts list. Design writes from London and contacts for user interface changes. UDP Ethernet keyboard/mouse data protocol specification for the NS1 reference design Network Computer supplied by either Net Products (Wongs Electronics) or Proton. Circuit and diagrams for NC power supply and intellectual controlling software & protocol. GuestNet (High Speed) infrared keyboard receiver circuit diagrams. Keyboard translation protocol
     (Acer) for 'master RF MDS. Laptop -connect protocol and interface software for the Pay TV MDS, GuesNet MDS, Proxy and knowledge of how to connect to a hotel PABX.

  SONY PLAYSTATION INTERFACE

     Pay 'V MDS to GuestNet MDS protocol and intellectual software for games controller interpretation for the OSD box (CPU program and intelligence). Pay TV MDS to GuestNet MDS protocol and intellectual software for POSTING string. Games Interface Sox CPU software that allows gamepad commands to be interpreted into keyboard movements for RP transmission, including interface as well as circuit diagrams of unit. Multi Media Controller and intellectual software for control of the PIayStation by the Pay TV MDS and GuestNet MDS. Gamepad connector modification (RJ 45) an .J suppliers Sony PlayStation modification for connectivity to the multi-media controller including RJ45 (MMC) to PlayStation gameport interface

  IN SHORT THE SALE WOULD INCLUDE ALL SYSTEM SOURCE CODES REFERENCE INFORMATION; MANUALS, CONTACTS, SUPPLIER INFORMATION, circuit DIAGRAMS, BERBER FLIES, PCB LAYOUTS AND BUILD OF MATERIAL LISTS FOR MANUFACTURING HELD BY THE VENDOR FOR THE ASSETS.

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IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seals the day and year first hereinbefore written.

[Vendor]

THE COMMON SEAL of ASIAN LINK
ENGINEERING LTD was affixed in accordance with its Constitution in the presence of:

                                                  Director

                                                  Director / Secretary

[Purchaser]

THE COMMON SEAL of CVS0
TRAVELHOSTINTERNATIONAL PTY.
LTD. was affected in accordance with its Constitution the presence of:

/s/[ILLEGIBLE]                                      Director
   ---------------------------------


/s/[ILLEGIBLE]                                      Director / Secretary
   ---------------------------------

(Vendor Directors]

SIGNED SEALED AND DELIVERED by
ANDREJ CUCKOV in the presence if:

                                                     /s/[ILLEGIBLE]
                                                     ---------------------------

   /s/[ILLEGIBLE]
   ---------------------------------Witness

SIGNED SEALED AND DELIVERED by PAU_
WIESNER in the presence of:

                             Witness
                ------------

SIGNED SEALED AND DELIVERED by ARNT
PETTER N in the presence of

--------------------------------

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[Purchaser Director]

SIGNED SEALED AND DELIVERED by                    )
PAULANDON in the presence of:                     )
                                                  /s/[ILLEGIBLE]
                                                  --------------------------
                               Witness
------------     --------------

[Vendor]

THE COMMON SEAL of GUESTNE                        )
CORPORATION LTD WAS AFFIXED IN                    )
accordance with its Constitution in the presence  )
of:                                               )
                                                  --------------------------

                         .......                  Director

                                                  Director / Secretary

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